Exhibit 99.1

Evergreen Energy Appoints William Walker Chairman of the Board of Directors

Announces Additional Board and Governance Moves

FOR IMMEDIATE RELEASE

DENVER, April 16, 2008 — As part of an initiative to strengthen the company’s board of directors’ leadership and enhance corporate governance, the board of directors of Evergreen Energy Inc. (NYSE Arca: EEE), a cleaner coal technology, energy production and environmental solutions company, has added energy and capital markets veteran William H. Walker, Jr. to its board of directors as its new non-executive chairman. Walker, 62, is former president of Howard Weil Inc., a respected energy and capital formation firm. After Evergreen’s upcoming annual meeting, Walker’s appointment, combined with two additional board moves reported below, will give Evergreen 10 directors, nine of whom are independent as defined by NYSE Arca rules.

Several additional board and governance moves were also announced today:
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Theodore Venners, the company’s founder, chief strategy officer and a current board member, will not stand for reelection at the June 17, 2008 annual shareholders meeting. The move follows the board’s requirement that only one member of Evergreen management serve on the board. Evergreen president and CEO, Kevin R. Collins, will continue to serve on the board.

-	John V. Lovoi resigned from the board so that he can devote more time to his other business interests.
-	Robert J. Clark, formerly non-executive chairman, relinquished his chairman role but remains on the board and will continue to chair the audit committee.
-	Jack C. Pester relinquished his role as “lead director”, a position which the board determined was no longer required.
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At its June 17th shareholder meeting, Evergreen will ask shareholders to vote on a company-supported proposal to further strengthen corporate governance by “declassifying” directors’ terms so that by 2010 all directors will be reelected on an annual basis. Currently, Evergreen board members serve three-year terms and are divided into three classes, with a single class coming up for reelection each year.

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Evergreen-Board
April 16, 2008 – Page 2

“These moves enable Evergreen to strengthen and better leverage our board’s considerable expertise while also elevating our commitment to sound governance,” said Kevin R. Collins, president and CEO of Evergreen. “Bill Walker has a long, successful track record in the energy and finance businesses, and I anticipate him playing an active and vital role in advancing the company’s vision and industry presence.

“Bob Clark has provided us with sound guidance and we look forward to his continued contributions at the helm of the audit committee,” added Collins.  “I want to thank John Lovoi and Ted Venners for their significant contributions. I would also like to express my appreciation to all our board members for their continued support and counsel.”

Walker served as Howard Weil’s president for 20 years and as chairman of the board for a period of time before retiring in 2005. He currently serves on the board of directors of Cleco Corporation, is chairman of Cleco’s compensation committee and is a member of its executive and finance committees. Cleco is a regional energy company headquartered in Pineville, La. It operates a regulated electric utility company that serves about 273,000 customers across Louisiana.

“I look forward to working with the board and executives of Evergreen,” said Walker. “The U.S. is facing critical energy issues. Coal must be an integral part of the solution. Technology such as ours can play a major role in the world’s ability to use coal as an environmentally responsible energy source now and in the future.”

Details of the proposed changes will be contained in the company’s 2008 Proxy Statement.

About Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) refines coal into a cleaner, more efficient and affordable solid fuel that is available today to meet the growing energy demands of industrial and utility customers while addressing important environmental concerns. Visit www.evgenergy.com for more information.

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Contacts:
Analyst and Investors:	Media and Public Affairs
Jimmac Lofton	Paul Jacobson
VP Corporate Development	VP Corporate Communications
303-293-2992	303-293-2992
jlofton@evgenergy.com	pjacobson@evgenergy.com